UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Marshall Edwards, Inc.

(Name of Registrant as Specified in its Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of securities:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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MARSHALL EDWARDS, INC.

11975 El Camino Real, Suite 101

San Diego, California 92130

NOTICE OF ACTION BY

WRITTEN CONSENT OF MAJORITY STOCKHOLDER

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

We are furnishing this notice of action by written consent and the accompanying information statement (the “Information Statement”) to holders of shares of common stock, par value $0.00000002 per share (“Common Stock”), of Marshall Edwards, Inc. (the “Company”), pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder, and Section 228(e) of the General Corporation Law of the State of Delaware (the “DGCL”) to notify you of the approval by written consent of the holder of a majority of our issued and outstanding shares of Common Stock of the issuance and sale, on May 18, 2011, of the following securities (the “Transaction”) to certain accredited investors (the “Purchasers”) pursuant to an Amended and Restated Securities Purchase Agreement (the “Purchase Agreement”), dated as of May 16, 2011:

•	835,217 shares (the “Common Shares”) of Common Stock, at a purchase price of $1.333 per share;

•

Series A warrants (the “Series A Warrants”), which initially represent the right to purchase up to 626,413 shares of Common Stock, which number of shares issuable upon exercise of such Series A Warrants shall increase by up to 1,624,151 shares to an aggregate of 2,250,564 shares upon the exercise of the Series B Warrants (as defined below) upon the terms described in “The Transaction – Terms of Warrants”; and

•	Series B warrants (the “Series B Warrants”, and collectively with the Series A Warrants, the “Warrants”), which initially represent the right to purchase up to 2,165,534 shares of Common Stock.

In addition, we agreed to issue to the Purchasers, additional shares of Common Stock (“Adjustment Shares”) to the extent the applicable price of our Common Stock, calculated as described under “The Transaction – Conditions to Issuance of Adjustment Shares,” is below $1.333 per share on certain dates (“Adjustment Dates”) during the period ending on June 26, 2012, including as a result of a subsequent offering of our securities at a price below $1.333. The number of Adjustment Shares issuable is initially limited to 649,242, subject to proportionate increases to the extent the Series B Warrants have been exercised prior to an applicable Adjustment Date, up to a maximum of 2,332,583 shares.

Pursuant to Nasdaq Stock Market Listing Rule 5635(d)(2), if an issuer intends to issue securities in a transaction which could result in the issuance of more than 20% of the issued and outstanding shares of the issuer’s common stock on a pre-transaction basis for less than the greater of market or book value for such stock, the issuer generally must obtain the prior approval of its stockholders prior to such issuance. The issuance on May 18, 2011 of the Common Shares and the Warrants did not require stockholder approval. However, the effectiveness of the stockholder approval is required prior to (i) any reduction in the Series A Warrant exercise price pursuant to the applicable anti-dilution provisions thereof, (ii) the Series B Warrants becoming exercisable and/or (iii) the issuance of any Adjustment Shares.

The purpose of this Information Statement is to notify our stockholders that on May 16, 2011, as required by the rules of the Nasdaq Stock Market, immediately after the execution of the Purchase Agreement, the owner of approximately 65.1% of our issued and outstanding shares of Common Stock as of such date, Novogen Limited (“Novogen”), executed a written consent approving the Transaction, which approval will become effective 20 days after we mail this Information Statement to our stockholders. The consent that we received constitutes the only stockholder approval required for the Transaction under the rules of the Nasdaq Stock Market. As a result, no further action by any other stockholder is required to approve the Transaction and we have not and will not be soliciting your approval of the Transaction.

This Information Statement is being mailed to our stockholders on or about July 5, 2011. This notice and the accompanying Information Statement shall constitute notice to you of the action by written consent in accordance with Section 228(e) of the DGCL and Rule 14c-2 promulgated under the Exchange Act.

By order of the Board of Directors:

Bryan R.G. Williams
Chairman of the Board

July 5, 2011

MARSHALL EDWARDS, INC.

11975 El Camino Real, Suite 101

San Diego, California 92130

INFORMATION STATEMENT

Action by Written Consent of Majority Stockholder

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished in connection with the action by written consent of our majority stockholder taken without a meeting to approve the actions described in this Information Statement. We are mailing this Information Statement to our stockholders on or about July 5, 2011.

What action was taken by written consent?

We obtained stockholder consent for the approval of the issuance of (i) the 835,217 Common Shares, (ii) the Series A Warrants to purchase up to 2,250,564 shares of Common Stock, (iii) the Series B Warrants to purchase up to 2,165,534 shares of Common Stock and (iv) up to 2,332,583 Adjustment Shares, upon the terms described under “The Transaction” below.

How many shares of Common Stock were outstanding on May 16, 2011?

On May 16, 2011, the date we received the consent of our majority stockholder, there were 8,045,872 shares of our Common Stock outstanding. Our majority stockholder, Novogen, held 5,240,829 shares of Common Stock on such date.

What vote was obtained to approve the Transaction?

Our bylaws permit the approval of the Transaction by written consent of holders of a majority of our outstanding shares of Common Stock. We obtained the approval of Novogen, the holder of approximately 65.1% of our outstanding shares of Common Stock that were entitled to give such consent.

Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $25,000.

Do stockholders have the right to receive any consideration if they oppose the Transaction?

The DGCL does not provide for appraisal or similar statutory rights as a result of the approval of the Transaction by our majority stockholder or the consummation of the Transaction.

Have there been any other matters approved by or proposed for consideration by our stockholders?

We know of no other matters other than that described in this Information Statement which have been recently approved or considered by the holders of shares of our Common Stock.

THE TRANSACTION

The following is a summary of the Purchase Agreement, the Amended RRA, the Amended Voting Agreement, the Amended Lock-up Agreements and the Warrants. These documents or the forms thereof are attached as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6, respectively, to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2011.

Overview

On May 16, 2011, we entered into the Purchase Agreement which amended and restated in its entirety the Securities Purchase Agreement dated as of May 2, 2011, between us and the Purchasers.

Pursuant to the Amended Purchase Agreement, we agreed to issue and sell to the Purchasers:

•	835,217 Common Shares;

•

Series A Warrants to purchase up to 2,250,564 shares of Common Stock, which will be exercisable after the six-month anniversary of May 18, 2011 and expire five years after the date on which they become exercisable, with an initial exercise price of $1.57 per share subject to adjustment as described below; and

•

Series B Warrants to purchase 2,165,534 shares of Common Stock, which will be exercisable upon effectiveness of stockholder approval, with a one-year term and an initial per share exercise price equal to the lower of (i) $1.333, and (ii) 85% of the arithmetic average of the lowest eight weighted average prices of our Common Stock during the 20 consecutive trading day period (a) in the case of a voluntary exercise by the holders, ending on the trading day immediately preceding the date of delivery of a notice of exercise, and (b) in the case of the required exercise described below, immediately following the fifth trading day following the date of delivery of a notice of such required exercise.

The number of shares of Common Stock issuable upon exercise of the Series A Warrants will initially be limited to 626,413, subject to proportionate increases to the extent the Series B Warrants have been exercised prior to the applicable exercise date, up to a maximum of 2,250,564 shares.

We issued the Common Shares and the Warrants on May 18, 2011. The Common Shares, the Warrants and the Adjustment Shares were offered and sold in a private placement transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon Section 4(2) under the Securities Act and Regulation D promulgated thereunder. Each of the investors represented to us that it is an “accredited investor” as defined in Rule 501 of Regulation D.

In addition, we have agreed to issue the Adjustment Shares to the Purchasers to the extent the applicable price of the Common Stock, calculated as described under “—Conditions to Issuance of Adjustment Shares,” is below $1.333 per share, but greater than or equal to $0.75 per share, on certain Adjustment Dates during the period ending on June 26, 2012, including as a result of a subsequent offering by us of our securities at a price below the purchase price of the Common Shares. The number of Adjustment Shares issuable is initially limited to 649,242, subject to proportionate increases to the extent the Series B Warrants have been exercised prior to an applicable Adjustment Date, up to a maximum of 2,332,583 shares. If the applicable price based on the trading price of our Common Stock is below $0.75 per share on any Adjustment Date, we will, in addition to issuing the applicable number of Adjustment Shares, refund to the Purchasers an amount in cash per share of Common Stock purchased by the Purchasers in the Transaction based on the difference between $0.75 and the price of the Common Stock on such Adjustment Date.

Placement Fee

We have also issued to Roth Capital Partners, as placement agent, warrants for the purchase of a number of shares of Common Stock equal to 7% of the Common Shares, which warrants are exercisable on the same terms as the Series A Warrants, including as to the increase in the number of shares of Common Stock issuable upon exercise, and paid a cash fee equal to 7% of the gross proceeds of the offering.

Registration Rights

On May 16, 2011, we also entered into an Amended and Restated Registration Rights Agreement (“Amended RRA”) with the Purchasers pursuant to which we have agreed to file, on or prior to June 17, 2011 (the “Filing Deadline”), a registration statement (“Registration Statement”) with the Securities and Exchange Commission registering the Common Shares and the Common Stock issuable upon exercise of the Warrants for resale. In the event we (i) do not file the Registration Statement on or before the Filing Deadline, (ii) the Registration Statement is not declared effective on or before the associated effectiveness deadline, or (iii) we fail to maintain the effectiveness of the Registration Statement, other than during certain permitted grace periods, we will be required to pay liquidated damages on a monthly basis in an amount equal to 2% of the aggregate purchase price paid by the Purchasers for any unregistered securities then held by the Purchasers. To the extent we are not able to register all of the Common Shares and shares of Common Stock issuable upon exercise of the Warrants on the initial registration statement, we must file additional registration statements until all of such securities may be sold either pursuant to an effective registration statement or in accordance with Rule 144 under the Securities Act without restrictions or limitations, including the requirement to be in compliance with Rule 144(c)(1).

Stockholder Approval

Consummation of the Transaction was subject to certain conditions, including the execution and delivery of the Amended and Restated Voting Agreement (“Amended Voting Agreement”), dated May 16, 2011, between Novogen, in its capacity as our majority stockholder, and us, pursuant to which Novogen executed the written consent of which this Information Statement is providing notice.

Upon issuance of the Common Shares on May 18, 2011, Novogen’s ownership of our outstanding Common Stock was reduced from approximately 65.1% to approximately 59.0%, subject to further reduction in the event any of the Warrants are exercised or any Adjustment Shares are issued. Novogen also owns 1,000 shares of our Series A Convertible Preferred Stock, par value $0.01, each share of which is convertible at any time and from time to time and without the payment of additional consideration into 4,827 shares of Common Stock. In addition, if a Phase II clinical trial involving our isoflavone technology has achieved a statistically significant result (p=0.05 or less) or a first patient is enrolled in a Phase III clinical trial involving our isoflavone technology, then any share of the Series A Convertible Preferred Stock not already converted may thereafter be converted into 9,654 shares of Common Stock. Without our prior written consent, Novogen is not be permitted, directly or indirectly, to transfer, sell, assign, pledge, lend, convey, hypothecate or otherwise encumber or dispose of any Series A Preferred Stock or, until June 30, 2011, any shares of Common Stock issued to Novogen upon conversion of the Series A Convertible Preferred Stock. In connection with the Transaction, Novogen also agreed to restrictions on transfers of any our securities that it holds as described below under “Lock-up Agreements; Restrictions on Additional Offerings.”

Terms of Warrants

The Series A Warrants will be exercisable any time on or after the six month anniversary of May 18, 2011 at an initial exercise price of $1.57 per share, subject to certain anti-dilution adjustments, including for the issuance after entering into the Purchase Agreement on May 16, 2011 of shares for consideration below or deemed below the exercise price or the granting of options with an exercise price below the exercise price of the Series A Warrants. However, unless and until the date that is 20 calendar days after the date which this Information Statement is mailed to stockholders (the “Stockholder Approval Effectiveness Date”), the exercise price for the Series A Warrants shall not be less than $1.57 per share. The number of shares of Common Stock issuable upon exercise of the Series A Warrants will be increased by an amount equal to 75% of the number of shares of Common Stock issued upon each exercise of the Series B Warrants, up to a maximum of 1,624,151 additional shares of Common Stock, for an aggregate of 2,250,564 shares of Common Stock issuable upon exercise of the Series A Warrants. The Series A Warrants will expire on the fifth anniversary of the date on which the Series A Warrants first become exercisable.

The Series B Warrants will be exercisable by the holders at any time on or after the first date on which all of the following conditions are satisfied (or, in the case of clause (ii) or (iii), waived by the holder): (i) the Stockholder Approval Effectiveness Date has occurred, (ii) all of the shares of Common Stock issuable upon exercise of the Series B Warrants are able to be resold without restriction or limitation pursuant to an effective registration statement and (iii) all of the Common Shares, the shares of Common Stock issuable upon exercise of the Warrants and the Adjustment Shares are able to be resold without restriction or limitation pursuant to an effective registration statement or Rule 144 under the Securities Act. The initial exercise price per share of the Series B Warrants is equal to the lower of (i) $1.333, and (ii) 85% of the arithmetic average of the lowest eight weighted average prices of the Common Stock during the 20 consecutive trading day period (a) in the case of a voluntary exercise by the holders, ending on the trading day immediately preceding the date of delivery of a notice of exercise, and (b) in the case of the required exercise discussed below, immediately following the fifth trading day following the date of delivery of a notice of such required exercise. We may require the holders to exercise their Series B Warrants in the event of satisfaction of the conditions set forth in the first sentence of this paragraph, as well as certain other equity conditions, including certain minimum trading volume requirements. The Series B Warrants will expire on May 18, 2012.

The Series A Warrants and the Series B Warrants are subject to certain anti-dilution adjustments, including, upon the sale or deemed sale by us after the date of the Purchase Agreement of any shares of Common Stock at a price per share below the exercise price of the Series A Warrants or the Series B Warrants, the reduction of the exercise price of the applicable series of warrants to an amount equal to such lower price. In addition, if at any time after the date of the Purchase Agreement we subdivide or combine any of its outstanding shares of Common Stock into a greater or lesser number of shares, the exercise price and the number of shares of Common Stock issuable upon exercise of each series of Warrants will be proportionately increased or decreased, as applicable. Each series of Warrants also contains a provision which limits each holder’s beneficial ownership to a maximum of 9.99% of the shares of Common Stock outstanding immediately after giving effect to any exercise of such Warrants.

Conditions to Issuance of Adjustment Shares

The initial Adjustment Date for the issuance of Adjustment Shares will be the date that is the 26th trading day after the earliest of (1) the date that all Common Shares, all shares of Common Stock issuable upon exercise of the Warrants (collectively, “Registrable Securities”) and the Adjustment Shares have been registered pursuant to an effective registration statement that is available for the resale of all such Registrable Securities and Adjustment Shares, (2) the date that the holder can sell all of the Adjustment Shares pursuant to Rule 144 without any restrictions or limitations and (3) the six-month anniversary of May 18, 2011. However, in the event the Stockholder Approval Effectiveness Date has not yet occurred by the earliest of such dates, in lieu of delivering the Adjustment Shares, we will pay to each holder an amount in cash equal to the number of Adjustment Shares otherwise deliverable upon such date multiplied by the weighted average price of the Common Stock on such Adjustment Date. If, following the initial Adjustment Date, we fail to maintain the effectiveness of any such registration statement or the public information required by Rule 144 during a period of 60 days after the prior Adjustment Date, there may be either one or two additional Adjustment Dates during the period ending June 26, 2012. The applicable price with respect to an Adjustment Date will be equal to 85% of the eight lowest volume-weighted average daily prices of our Common Stock during the 20 trading days immediately following the fifth trading day after the trigger date for such Adjustment Date. In addition, a number of Adjustment Shares will be issuable, subject to limitations on the number of Adjustment Shares described above, upon the occurrence of an Allowed Subsequent Placement (as defined below), based upon the lowest deemed price of shares of Common Stock in such Allowed Subsequent Placement. No Adjustment Shares are permitted to be issued to the extent the recipient’s beneficial ownership of our Common Stock would exceed 9.99% as a result of such issuance.

Lock-up Agreements; Restrictions on Additional Offerings

In connection with the Amended Purchase Agreement, Novogen and each of our officers and directors entered into amended and restated lock-up agreements (the “Amended Lock-up Agreements”) pursuant to which such person has agreed not to sell, transfer or otherwise dispose of any shares of Common Stock or securities convertible or exchangeable for shares of Common Stock owned by such person until, in the case of Novogen, December 24, 2011, and, in the case of our officers and directors, until the earlier of (i) 90 days after the date on which all of the securities required to be registered pursuant to the Amended RRA, as well as the Adjustment Shares, have either been registered pursuant to an effective registration statement or can be sold pursuant to Rule 144 without any restrictions or limitations, and (ii) the date that is thirteen months after May 18, 2011.

We have also agreed generally not to make any further offers or sales of any of our equity securities until the earlier of (i) 90 days after the date on which all of the securities required to be registered pursuant to the Amended RRA have been so registered and (ii) the date that is thirteen months after May 18, 2011. However, certain offers and sales are excluded from the foregoing restriction, including the offer and sale of a specified amount of additional Common Stock and warrants to purchase Common Stock (an “Allowed Subsequent Placement”) during the period beginning on the later of (a) 120 days after May 18, 2011, and (b) the earlier of the date on which the Common Shares have been registered pursuant to an effective registration statement or can be sold pursuant to Rule 144 without any restrictions or limitations.

Reasons for the Transaction

We required additional funding to advance our clinical trial programs. After considering various capital-raising alternatives, our board of directors concluded that, at such time, the Transaction presented the best opportunity to obtain funds for such development.

Use of Proceeds

We expect to use a significant portion of the initial net proceeds from the Transaction of approximately $700,000 received on May 18, 2011 in connection with the issuance and sale of the Common Shares, to progress the development and pre-clinical studies of our two most promising drug candidates (NV-143 and NV-344). Any additional proceeds we receive upon exercise of the Warrants, will be used primarily to further the clinical development of at least one of the drug candidates and for general corporate purposes.

Effects of the Transaction

In connection with the Transaction, we have issued and may in the future issue a substantial number of shares of Common Stock, resulting in an increase in the total number of shares of Common Stock issued and outstanding and a reduction in the percentage of our outstanding Common Stock owned by each of our existing stockholders. As described above, on May 18, 2011, we issued 835,217 shares of Common Stock, increasing the number of shares of Common Stock outstanding by approximately 10.4% from 8,045,872 to 8,881,089. We may issue up to an additional 4,416,098 shares of Common Stock if all of the Series A and Series B Warrants are exercised. In addition, up to 2,332,583 Adjustment Shares could be issuable if all of the Series A and Series B Warrants are exercised and the price of our Common Stock falls below certain levels on certain dates as more fully described above. Consequently, together with the shares of Common Stock issued on May 18, 2011, we may issue up to 7,583,898 shares of Common Stock in the Transaction, representing an aggregate 94% increase in the number of shares of Common Stock outstanding immediately prior to the Transaction.

Upon issuance of the Common Shares on May 18, 2011, Novogen’s ownership of our outstanding Common Stock was reduced from approximately 65.1% to approximately 59.0%. If all of the Warrants are exercised and the maximum number of Adjustment Shares are issued, Novogen’s ownership of our outstanding Common Stock would be further reduced to approximately 33.5%. However, Novogen may elect to convert its 1,000 shares of our Series A Convertible Preferred Stock into 4,827,000 shares (or, upon the occurrence of certain events,

9,654,000 shares) of Common Stock at any time. Following the exercise of all Warrants, the issuance of the maximum number of Adjustment Shares and the conversion of our Series A Convertible Preferred Stock into 4,827,000 shares of Common Stock, Novogen’s ownership of our outstanding Common Stock would be approximately 49.2%.

We expect that the Common Stock and Warrants issued in the Transaction will be accounted for as a liability under generally accepted accounting principles, based on certain anti-dilution provisions contained in the Warrants and the Purchase Agreement. The amount of stockholders’ equity recorded in respect of the issuance of shares of Common Stock and Warrants in the Transaction would be reduced by the amount of such liability, and any liability in excess of proceeds received in the Transaction would be recognized as an expense. A reduction in our stockholders’ equity may adversely affect our ability to comply with the Nasdaq Stock Market listing requirement to maintain a minimum stockholders’ equity of $2.5 million and, therefore, may lead to de-listing of our Common Stock on the Nasdaq Stock Market, unless we were able to increase our stockholders’ equity through an equity offering or otherwise.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No person who has been a director or officer of ours at any time since July 1, 2009, is a nominee for election to our board of directors or is an associate of any such persons has any substantial interest, direct or indirect, by security holdings or otherwise, in the Transaction.

DESCRIPTION OF CAPITAL STOCK

Common Stock

The holders of shares of Common Stock are entitled to one vote per share. In the event of a liquidation, dissolution or winding up of our affairs, holders of the Common Stock will be entitled to share ratably in all of our assets that are remaining after payment of our liabilities and the liquidation preference, if any, of any outstanding shares of preferred stock. All outstanding shares of Common Stock are fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of preferred stock that we have issued or may issue in the future. The holders of Common Stock have no preemptive rights and are not subject to future calls or assessments by us.

As of June 1, 2011, we had 8,881,089 shares of Common Stock outstanding.

Preferred Stock

Our board of directors is authorized to provide for the issuance of blank check preferred stock in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. At the time that any series of our preferred stock is authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without stockholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of shares of our Common Stock or make it more difficult to effect a change in control. Our preferred stock could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, our preferred stock could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our Common Stock.

On May 9, 2011, we issued to Novogen, in a transaction exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof, 1,000 shares of our newly-designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”). Each share of Series A Preferred Stock is convertible at any time and from time to time and without the payment of additional consideration by the holder thereof into 4,827 shares of Common Stock. In addition, if a Phase II clinical trial involving our isoflavone technology has achieved a statistically significant result (p=0.05 or less) or a first patient is enrolled in a Phase III clinical trial our isoflavone technology, then any share of the Series A Preferred Stock not already converted may thereafter be converted into 9,654 shares of Common Stock.

We have the option to purchase, in a single transaction, all of the unconverted Series A Preferred Stock for an aggregate exercise price of $12,000,000 in cash for all of the Series A Preferred Stock and, where a portion of the Series A Preferred Stock has been converted, the exercise price shall be pro-rated. Upon the earlier of (i) May 9, 2016 and (ii) a “change in control” of Novogen, as defined in the Asset Purchase Agreement dated as of May 10, 2011, by and among Novogen, Novogen Research Pty Limited and us, all unconverted Series A Preferred Stock will automatically convert into Common Stock in accordance with the applicable conversion ratio.

Without our prior written consent, Novogen will not be permitted, directly or indirectly, to transfer, sell, assign, pledge, lend, convey, hypothecate or otherwise encumber or dispose of (“Transfer”) any Series A Preferred Stock. In addition, until June 30, 2011, without our prior written consent, Novogen will not be permitted, directly or indirectly, to Transfer any shares of the Common Stock issued to Novogen upon conversion of the Series A Preferred Stock. In connection with the Transaction agreed upon under the Purchase

Agreement, Novogen agreed to restrictions on its ability to sell, pledge or otherwise dispose of Common Stock until December 24, 2011.

Holders of the Series A Preferred Stock are not entitled to receive any dividend or other similar distributions, except in the event that our board of directors or any duly authorized committee thereof declares and authorizes a special dividend or distribution on any shares of Series A Preferred Stock.

Holders of the Series A Preferred Stock will not be entitled to vote any shares of Series A Preferred Stock. Holders of the Series A Preferred Stock will not have any rights of preemption, except as we may otherwise agree in writing.

Warrants; Options

We may issue warrants or options to purchase our Common Stock or preferred stock. Warrants or options may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. All options will be issued under separate option agreements to be entered into between us and each holder of such options.

In addition to the Series A and Series B Warrants issued in the Transaction, as described above under “The Transaction,” as of June 1, 2011, there were outstanding warrants to purchase 248,003 shares of our Common Stock at exercise prices from $21.70 to $36.00 per share, which expire at various dates in calendar years 2012 and 2013, and options to purchase 596,205 shares of Common Stock at exercise prices from $0.77 to $6.30 per share, which expire at various dates in calendar years 2014, 2015 and 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our Common Stock as of June 1, 2011 by (i) each person known to beneficially own more than 5% of our Common Stock, (ii) each of our officers and directors, and (iii) our officers and directors as a group.

Beneficial Owner	Amount & Nature of Beneficial Ownership	Percentage of Shares of Common Stock Beneficially Owned**
Novogen Limited(1)	10,067,829	73.4%
OppenheimerFunds, Inc.(2)	761,281	8.6%
Ironridge Global IV, Ltd.(3)	644,347	7.3%
Daniel P. Gold(4)	73,466	*
Thomas M. Zech(5)	21,426	*
Bryan Williams(6)	500	*
Christine White	—	*
Leah Cann	—	*
William D. Rueckert(7)	2,085	*
Robert Mass(8)	—	*
All directors and executive officers as a group (7 individuals)	97,477	1.1%

*	Less than 1%
**	Based upon 8,881,089 shares of Common Stock outstanding as of June 1, 2011. Shares of Common Stock subject to warrants or convertible securities that are currently exercisable or convertible or exercisable or convertible within 60 days of June 1, 2011 are deemed outstanding in addition to 8,881,089 shares of Common Stock outstanding as of June 1, 2011 for purposes of computing the percentage ownership of the person holding the warrants or convertible securities but are not deemed exercisable for computing the percentage ownership of any other person. Includes the 835,217 shares of Common Stock issued on May 18, 2011, of which Hudson Bay Master Fund Ltd. acquired 417,609 shares of Common Stock and Capital Ventures International acquired 417,608 shares of Common Stock. Excludes shares of Common Stock issuable upon exercise of the Warrants and Adjustment Shares, as the Warrants are not currently exercisable and the Adjustment Shares are not currently issuable, in each case, within 60 days of June 1, 2011. Each series of Warrants also contains a provision which limits each holder’s beneficial ownership to a maximum of 9.99% of the shares of Common Stock outstanding immediately after giving effect to any exercise of such Warrants and the issuance of the Adjustment Shares is limited by a similar provision.
(1)	Derived from Amendment No. 1 to Schedule 13D filed by Novogen on May 11, 2011. Novogen is the beneficial owner of 5,240,829 shares of Common Stock and 4,827,000 shares of Common Stock issuable upon conversion of 1,000 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is currently convertible into 4,827 shares of Common Stock. In addition, if a Phase II clinical trial involving our isoflavone technology has achieved a statistically significant result (p=0.05 or less) or a first patient is enrolled in a Phase III clinical trial involving our isoflavone technology, then any share of the Series A Preferred Stock not already converted may thereafter be converted into 9,654 shares of Common Stock. The business address of Novogen is 140 Wicks Road, North Ryde, New South Wales 2113, Australia.
(2)

Derived from Amendment No. 5 to Schedule 13G filed by Oppenheimer Funds, Inc. on February 10, 2011. Oppenheimer Funds, Inc., an investment advisor, is the beneficial owner of 761,281 shares of Common Stock (the “Oppenheimer Shares”), which includes 30,560 shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days of December 31, 2010. OppenheimerFunds, Inc. exercises shared voting and investment control with respect to the Oppenheimer Shares. The business address of Oppenheimer Funds, Inc. is Two World Financial Center, 225 Liberty Street, New York, New York 10281. Oppenheimer International Growth Fund is the beneficial owner of 461,029 of the Oppenheimer Shares, representing 6.25% of the Common Stock outstanding as of December 31, 2010, which includes 30,560 shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days of December 31,

2010. Oppenheimer International Growth Fund exercises shared voting and investment control with respect to these 461,029 shares. The business address of Oppenheimer International Growth Fund is 6803 S. Tucson Way, Centennial, Colorado 80122.

(3)	Ironridge Global IV, Ltd. (“IIV”), Ironridge Global Partners, LLC (“IGP”), and IGP’s managing members Brendan T. O’Neil, Richard H. Kreger and John C. Kirkland filed a Schedule 13G with respect to the shares beneficially owned by IIV on March 18, 2011. IGP is a stockholder and beneficial owner of shares owned by IIV. Pursuant to a Stock Purchase Agreement entered into between us and IIV dated March 17, 2011, IIV was potentially entitled and obligated to purchase an aggregate number of shares of Common Stock equal to US$1,001,700, at a price per share equal to par value plus 100% of the closing bid price of the Common Stock on the trading day immediately preceding the date the issuer provides notice to initiate the sale. According to the Schedule 13G filed on March 18, 2011, based on the $1.53 closing bid price on March 17, 2011, this would equal 654,706 shares of Common Stock, which number of shares was used in the Schedule 13G. Pursuant to this Stock Purchase Agreement, we issued 644,347 shares of Common Stock to IIV, which number of shares has been used for purposes of the table above. The address of the principal business office of IIV is Harbour House, Waterfront Drive, P.O. Box 972, Road Town, Tortola, British Virgin Islands, VG1110. The address of the principal business office of IGP, and Messrs. O’Neil, Kreger and Kirkland is 425 California St., Suite 1010, San Francisco, California 94104.
(4)	Pursuant to the terms of the Employment Letter with Dr. Gold, dated as of April 23, 2010 (the “Gold Employment Letter”), Dr. Gold received options to purchase 220,390 shares of Common Stock in two separate tranches. The first tranche of options to purchase 110,195 shares of Common Stock was granted to Dr. Gold upon his appointment as President and Chief Executive Officer on April 23, 2010, with an exercise price per share equal to the closing price of Common Stock on April 23, 2010. The second tranche of options to purchase 110,195 shares of Common Stock was granted to Dr. Gold on June 7, 2010, which date was no later than thirty (30) days following the public release of our Ovature study results, in accordance with the terms of the Gold Employment Letter. Of Dr. Gold’s options, 25% vested one year after the effective date of the Gold Employment Letter and, thereafter, the remaining 75% of Dr. Gold’s options vest in equal monthly installments over the following thirty-six (36) months. In the event of a Change in Control of the Company, as defined in the Gold Employment Letter, Dr. Gold’s options will become fully vested. Dr. Gold’s business address is c/o Marshall Edwards, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(5)	Pursuant to the terms of the Employment Letter with Mr. Zech, dated as of June 18, 2010 (the “Zech Employment Letter”), Mr. Zech received options to purchase 73,463 shares of our Common Stock, with an exercise price per share equal to the closing price of our Common Stock on June 18, 2010 pursuant to the terms and conditions of the Zech Employment Letter, the applicable stock option grant agreement and the 2008 Stock Omnibus Equity Compensation Plan. Of Mr. Zech’s options, 25% will vest one year from the effective date of the Zech Employment Letter and, thereafter, the remaining 75% of Mr. Zech’s options will vest in equal monthly installments over the following thirty-six (36) months. In the event of a Change in Control of the Company, as defined in the Zech Employment Letter, Mr. Zech’s options will become fully vested. Mr. Zech’s business address is c/o Marshall Edwards, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(6)	Professor Bryan Williams is the beneficial owner of 500 shares of Common Stock. Professor Williams exercises sole voting and investment control with respect to the shares. Mr. Williams’ business address is c/o Marshall Edwards, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(7)	William D. Rueckert is the beneficial owner of 2,085 shares of Common Stock. Mr. Rueckert exercises sole voting and investment control with respect to the shares. Mr. Rueckert’s business address is c/o Novogen Limited, 140 Wicks Road, North Ryde, NSW, Australia.
(8)

Pursuant to the Employment Letter with Dr. Mass, dated as of June 1, 2011 (the “Mass Employment Letter”), Dr. Mass received options to purchase 177,620 shares of our Common Stock, with an exercise price per share equal to the closing price of our Common Stock on June 1, 2011 pursuant to the terms and conditions of the Mass Employment Letter and the applicable stock option grant agreement. Of Dr. Mass’s options, 25% will vest one year from the effective date of the Mass Employment Letter and, thereafter, the remaining 75% of Dr. Mass’s options will vest in equal monthly installments over the following thirty-six

(36) months. In the event of a Change in Control of the Company, as defined in the Mass Employment Letter, Dr. Mass’s options will become fully vested. Dr. Mass’s business address is c/o Marshall Edwards, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.

Forward-Looking Statements

This Information Statement includes forward-looking statements within the meaning of Section 27A of Securities Act and Section 21E of Exchange Act. All statements other than statements of historical facts contained in this document, including statements regarding the future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These forward-looking statements are largely based on current expectations and projections about future events and financial trends that we believe may affect their respective financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions.

You should not rely upon forward looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward looking statements are reasonable, future results, levels of activity, performance or achievements cannot be guaranteed.

Where You Can Find More Information About the Company

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

Additional copies of this Information Statement may be obtained from us, at no charge, by writing to us at the following address:

Marshall Edwards, Inc.

11975 El Camino Real, Suite 101

San Diego, CA 92130

(858) 792-6300

Attn: Investor Relations

A copy of this Information Statement may be obtained on our website at www.marshalledwardsinc.com.

Delivery of this Information Statement to Multiple Stockholders with the Same Address

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements, information statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement, information statement or annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” this Information Statement. A single copy of this Information Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you notify your broker or us that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Information Statement, you may (1) notify your broker, (2) direct your written request to: Investor Relations, Marshall Edwards, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130, or (3) our Chief Financial Officer, Thomas M. Zech, at: (858) 792-6300. Upon receipt of a written or oral request to the address or telephone number above, we will promptly deliver a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. Stockholders who currently receive multiple copies of the Information Statement at their address and would like to request “householding” of future communications to stockholders should contact their broker.

By Order of the Board of Directors,

San Diego, California July 5, 2011
Bryan R. G. Williams
Chairman of the Board